Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of USA Truck, Inc. on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of USA Truck, Inc. on Form S-3 (File No. 333-224571, effective May 11, 2018) and Forms S-8 (File No. 333-218573, effective June 7, 2017, File No. 333-196695, effective June 11, 2014, File No. 333-117856, effective August 2, 2004, File No. 333-40317, effective November 14, 1997).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
February 27, 2019